Exhibit 10.48

THE SECURITIES THAT MAY BE PURCHASED UNDER THIS AGREEMENT MAY NOT BE SOLD OR DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

TRIMERIS, INC. INCENTIVE STOCK OPTION AGREEMENT

Trimeris, Inc. (the “Company”) has granted you one or more options (the “Options”) to purchase certain shares of common stock of the Company (the “Option Shares”) pursuant to the Trimeris, Inc. 2007 Stock Incentive Plan (the “Plan”) at specified prices per share (the “Exercise Price”).

Each Schedule I to this Option Agreement provides the details for your grants. It specifies the number of Option Shares, the Exercise Price, the date of grant (the “Date of Grant”), the latest date each Option will expire (the “Option Term Date”), the date the Options begin to vest (the “Exercise Commencement Date”) and any special rules that already apply to your Options.

The Options are subject in all respects to the applicable provisions of the Plan. This Option Agreement does not cover all of the rules that apply to the Options under the Plan, and the Plan defines any terms in this Option Agreement that the Option Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

1.	Status of the Option. This Option is intended to be an incentive stock option as described in Section 422 of the Code, but the Company does not represent or warrant that this Option qualifies as such. You should consult with your own tax advisors regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

2.	Exercise of the Option.

(a)	Right to Exercise. While the Option remains in effect under the Expiration of the Option paragraph 4 below, you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules Schedule I specifies under “Option Exercisability.”

(b)

Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.

As a condition to the exercise of the Option, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(c)	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

(d)	Payment Upon Exercise. You may purchase the Option Shares using one or more of the following methods of payment:

(i)	in cash or by check, payable to the order of the Company;

(ii)	by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the Exercise Price, or delivery by you to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or check sufficient to pay the Exercise Price;

(iii)	to the extent the Board permits, by your delivery of shares of Common Stock, valued at their Fair Market Value, that you have owned for at least six months prior to such delivery;

(iv)	by payment of such other lawful consideration as the Board may determine; or

(v)	any combination of the above permitted forms of payment.

The Company shall not extend credit to or otherwise accept any promissory note from you in connection with the purchase of Common Stock upon the exercise of an Option granted under the Plan.

3.	Non-Transferability of the Option. The Option may be exercised during your lifetime only by you and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution.

4.	Expiration of the Option. The Option shall terminate and may no longer be exercised no later than the close of business on the Option Term Date shown on Schedule I. The Option Expiration Rules in Schedule I provide the circumstances under which each Option will terminate before the Option Term Date because of, for example, your termination of employment or other service providing relationship.

5.	Termination of Employment.

(a)	Termination of Employment Defined. For purposes of the Plan, your employment shall be deemed to have terminated either upon an actual termination of employment or upon your employer ceasing to be a Participating Company.

(b)	Exercise Prevented by Agreement. Except as provided in the Plan, the Option shall terminate and may not be exercised after your employment with the Participating Company Group terminates unless the exercise of the Option is prevented by the provisions of this Option Agreement or the Plan. If the exercise of the Option is so prevented, the Option shall remain exercisable until three (3) months after the date you are notified by the Company that the Option is exercisable, but in any event no later than the Option Term Date.

(c)	Leave of Absence. For purposes hereof, your employment with the Participating Company Group shall not be deemed to terminate while you take any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, your employment shall be deemed to terminate on the ninety-first (91st) day of the leave unless your right to reemployment with the Participating Company Group remains guaranteed by statute or contract.

6.	Notice of Sales Upon Disqualifying Disposition. You shall dispose of the shares acquired pursuant to the Option only in accordance with the provisions of this Option Agreement. In addition, you shall promptly notify the Chief Financial Officer of the Company if you dispose of any of the shares acquired pursuant to the Option within one (1) year from the date you exercise the Option and purchase those shares or within two (2) years of the date of grant of the Option. Until such time as you dispose of such shares in a manner consistent with the provisions of this Option Agreement, you shall hold all shares acquired pursuant to the Option in your name (and not in the name of any nominee) for the one-year period immediately after exercise of the Option and the two-year period immediately after grant of the Option. At any time during the one-year or two-year periods set forth above, the Company may place a legend or legends on any certificate or certificates representing shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. Your obligation to notify the Company of any such transfer shall continue notwithstanding that a legend has been placed on the certificate or certificates pursuant to the preceding sentence.

7.	Legends. The Company may at any time place legends referencing affiliate status or any applicable federal or state securities law restriction on all certificates representing shares of stock subject to the provisions of this Option Agreement. You shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in your possession in order to effectuate the provisions of this paragraph.

8.	Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.	Termination or Amendment of Option. The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or a different type, changing the date or exercise, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that your consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect you.

10.	Integrated Agreement. This Option Agreement, Schedule I and the Plan constitute the entire understanding and agreement between you and the Participating Company Group with respect to the subject matter contained herein, and there are no other agreements, understandings, restrictions, representations, or warranties among you and the Company with respect to the subject matter contained herein other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Option Agreement, Schedule I and the Plan shall survive any exercise of the Option and shall remain in full force and effect.

11.	Terms and Conditions of Plan. To the extent that any conflict may exist between any term or provision of this Option Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

12.	Applicable Law. This Option Agreement shall be governed by the laws of the State of Delaware, without regard to any applicable conflicts of law.

TRIMERIS, INC.

By:
Martin A. Mattingly
Chief Executive Officer

OPTIONEE ACKNOWLEDGEMENT

You acknowledge that you received a copy of the Plan. You represent that you have read and are familiar with the terms and provisions of the Plan and this Option Agreement. By signing where indicated on Schedule I, you accept each Option subject to all of the terms and provisions of this Option Agreement and of the Plan under which the Option is granted, as the Plan may be amended in accordance with its terms. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company made in good faith upon any questions arising under this Option Agreement.

TRIMERIS, INC.

2007 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR EMPLOYEES OR EMPLOYEE-DIRECTORS

Schedule I

Optionee Information:

Name:

Signature: X

Option Information:

Option Shares:	Exercise Price per Share:

Date of Grant:	Option Term Date:

Exercise Commencement Date:

Option Exercisability Provisions	This Option will become exercisable as to [INSERT VESTING SCHEDULE], assuming you remain employed through those dates. Any fractional shares will be carried forward to the following month(s), unless the Administrator selects a different treatment.

Option Expiration Rules	Unexercisable portions of Options expire immediately when you cease to be employed (except upon death). Exercisable portions of Options remain exercisable until the first to occur of the following, each as defined further in the Plan, and then immediately expire:

•	The 90th day after your employment [(or directorship)] ends

•	Immediately upon termination for cause (as determined in the sole discretion of the Board)

•	For disability (as defined in the Plan), 12 months after your employment [(or directorship)] ends

•	The first anniversary of your death

•	For Retirement (as defined in the Plan), 10 years after the Date of Grant

•	At such time as provided in the Plan upon the occurrence of an Acquisition Event or Change of Control Event

•	The Option Term Date

This Option is intended to be an Incentive Stock Option. Trimeris, Inc. intends to treat Options designated as Incentive Stock Options as Incentive Stock Options to the limits the Code allows and as nonqualified stock options for any additional Option Shares.

By signing this Schedule I, you agree to the acknowledgement on the last page of your Stock Option Agreement.

The Prospectus for the Plan, the Plan document and the Company’s Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Company’s stock or this Option, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Option; you agree to rely only upon your own personal advisors.